UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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TUT SYSTEMS, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 4, 2003

TO THE STOCKHOLDERS OF TUT SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tut Systems, Inc., a Delaware corporation, will be held on Wednesday, June 4, 2003 at 10:00 a.m., local time, at the Four Points Sheraton, 5115 Hopyard Road, Pleasanton, California, for the following purposes:

1.	To elect two Class II directors for a term of three years or until their successors are duly elected and qualified;

2.	To ratify the appointment by our Board of Directors of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the accompanying proxy statement. Our Board of Directors has established the close of business on April 28, 2003 as the record date for determining the stockholders entitled to notice of, and vote at, the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If a stockholder who has submitted a proxy attends the annual meeting in person, that stockholder may revoke the proxy and vote in person on all matters submitted at the annual meeting.

By Order of the Board of Directors

Salvatore D’Auria

Chairman, President and Chief Executive Officer

Pleasanton, California

April 30, 2003

TUT SYSTEMS, INC.

5200 Franklin Drive Suite 100

Pleasanton, California 94588

PROXY STATEMENT

2003 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD JUNE 4, 2003

April 30, 2003

INTRODUCTION

The board of directors (the “Board of Directors”) of Tut Systems, Inc., a Delaware corporation (the “Company”), hereby solicits your proxy on behalf of the Company for use at the 2003 annual meeting (the “Annual Meeting”) of the Company’s stockholders and at any postponements or adjournments thereof. The Annual Meeting will be held at the Four Points Sheraton, 5115 Hopyard Road, Pleasanton, California, on June 4, 2003, at 10:00 a.m. local time.

At the Annual Meeting, the following matters will be considered:

(1)	The election to the Company’s Board of Directors of two Class II directors to serve until the 2006 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	The ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2003 fiscal year; and

(3)	The transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the election as director of the two nominees named herein and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2003 fiscal year.

The Company’s principal executive office is located at 5200 Franklin Drive, Suite 100, Pleasanton, California 94588, and its telephone number is (925) 460-3900. The Company expects to mail this proxy statement and the accompanying proxy on or about May 9, 2003.

In most cases, only one annual report and proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received a written or oral request for a separate copy of the annual report and proxy statement. A separate copy of the annual report and proxy statement can be requested by calling the Company at (925) 460-3900 or by sending a written request to the Company at 5200 Franklin Drive, Suite 100, Pleasanton, California 94588. Stockholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request delivery of a single copy of the annual report and proxy statement by either calling the Company at the number listed above or by sending a written request to the Company at the address listed above.

RECORD DATE AND VOTING

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 28, 2003 are entitled to notice of and to vote at the Annual Meeting. As of April 28, 2003, 19,805,041 shares of our common stock, $0.001 par value, were issued and outstanding and entitled to vote at the Annual Meeting. The closing price of our common stock on April 28, 2003, as reported by Nasdaq, was $2.09 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us or our transfer agent a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person; however, the mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the prior appointment.

Voting and Solicitation

On all matters, each share has one vote.

The cost of soliciting proxies will be borne by us. We have retained the services of American Stock Transfer and Trust Company to aid in the solicitation of proxies. We estimate that the fees for their services, which do not depend on the outcome of the voting, will be $2,000, plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, telefax or otherwise.

Quorum; Abstentions; Broker Non-votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on April 28, 2003. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote, or votes cast, at our Annual Meeting with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a matter (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists. In addition, broker non-votes with respect to proposals set forth in this proxy statement will be counted only for purposes of determining the presence or absence of a quorum and will not be considered votes cast. Accordingly, broker non-votes will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter.

PROPOSAL ONE

ELECTION OF DIRECTOR

General

Our Board of Directors is currently comprised of five directors who are divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for the Class II Directors

Two Class II directors are to be elected at the Annual Meeting for a three-year term ending in 2006. Our Board of Directors has nominated Neal Douglas and George Middlemas for re-election as Class II directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Douglas and Middlemas. We expect that Messrs. Douglas and Middlemas will accept such nominations; however, in the event that either nominee is unable to or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee (or nominees) designated by our present Board of Directors. The term of office of each person elected as a director will continue until such director’s term expires in 2006 or until such director’s successor has been duly elected and qualified.

Information Regarding Nominees and Other Directors

Set forth below is certain information regarding the nominees for Class II directors and each of our other directors whose term of office continues after the Annual Meeting. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Principal Occupation	Director Since
Class II Directors Nominees
Neal Douglas	44	Managing General Partner of Spectrum Equity Investors, L.P.	1997
George Middlemas	56	Managing General Partner of Apex Venture Partners	1995

Class I Director
Clifford H. Higgerson	63	Partner of Com Ventures	1993

Class III Directors
Salvatore D’Auria	47	Chairman of the Board, President and Chief Executive Officer	1994
Roger H. Moore	60	Retired	1997

NOMINEES FOR CLASS II DIRECTORS WITH TERMS EXPIRING IN 2006

Neal Douglas has served as one of our directors since December 1997. Since December 1999, he has been a Managing General Partner of Spectrum Equity Investors, L.P., a venture capital firm investing exclusively in the communications industry. Mr. Douglas was a co-founder of AT&T Ventures, the venture capital affiliate of AT&T Corporation, and has served as a General Partner since January 1993. From May 1989 to January 1993,

Mr. Douglas was a partner of New Enterprise Associates, a venture capital firm. Prior to this, he was an investment professional with Crosspoint Venture Partners and was a member of the technical staff at Bell Laboratories. Mr. Douglas holds a B.S. in Electrical Engineering from Cornell University, an M.S. in Electrical Engineering from Stanford University, and an M.B.A. from the University of California at Los Angeles.

George Middlemas has served as one of our directors since March 1995. Mr. Middlemas has been managing General Partner of Apex Venture Partners, a venture capital firm, since 1991. Prior to that time, Mr. Middlemas served as Vice President and principal with Inco Venture Capital Management and as a vice president and member of the investment committee of Citicorp Venture Capital. Mr. Middlemas also serves as a member of the Board of Directors of Pure Cycle Corporation, a water and water recycling technology company, and Online Resources & Communications Corporation, a provider of electronic commerce solutions. Mr. Middlemas holds a B.A. in History and Political Science from The Pennsylvania State University, an M.B.A. from Harvard University, and an M.A. in Political Science from the University of Pittsburgh.

INCUMBENT CLASS I DIRECTOR WITH TERM EXPIRING IN 2005

Clifford H. Higgerson has served as one of our directors since July 1993. Since July 1987, Mr. Higgerson has been a partner of ComVentures, a venture capital firm specializing in the communications industry, and since September 1991, he has been a partner of Vanguard Venture Partners, a venture capital firm. He has also served as a Managing Partner and Director of Research for Hambrecht & Quist, and as a special limited partner and Director of the Communications Group for L.F. Rothschild, Unterberg, Towbin. Mr. Higgerson also is a director of Advanced Fibre Communications, Inc. Mr. Higgerson earned his B.S. in Electrical Engineering from the University of Illinois and an M.B.A. in Finance from the University of California at Berkeley.

INCUMBENT CLASS III DIRECTORS WITH TERMS EXPIRING IN 2004

Salvatore D’Auria has served as our President, Chief Executive Officer and one of our directors since August 1994. Since January 2000, Mr. D’Auria has served as Chairman of our Board of Directors. He served as our Chief Operating Officer from May 1994 to August 1994. From August 1993 to May 1994, Mr. D’Auria performed various consulting services for networking software companies. Mr. D’Auria joined Central Point Software in October 1989 as Director of Product Marketing and was appointed as Vice President of Marketing in April 1990, and held various Vice President positions until August 1993. From 1980 to 1989, Mr. D’Auria served in various marketing and management positions at Hewlett-Packard. Mr. D’Auria holds a B.S. in Physics from Clarkson University.

Roger H. Moore has served as one of our directors since March 1997. From October 1998 to December 2001, Mr. Moore served as President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry. Mr. Moore retired effective December 31, 2001. Mr. Moore also served as a director of Illuminet Holdings from July 1998 to December 2001. From January 1996 to August 1998, Mr. Moore served as President and Chief Executive Officer of Illuminet. From September 1998 to October 1998, Mr. Moore served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. Mr. Moore has served as a director of Western Digital Corporation since 2000 and as a director of Verisign, Inc. since February 2002. Mr. Moore holds a B.S. in General Science from Virginia Polytechnic Institute and State University.

There are no family relationships among any of the Company’s directors or executive officers.

Board Meetings and Committees

Our Board of Directors held a total of eight meetings during 2002. During 2002, no director attended fewer than 75% of the meetings of our Board of Directors. No director attended fewer than 75% of the meetings of committees, if any, upon which such director served. Certain matters approved by our Board of Directors were approved by unanimous written consent.

The Audit Committee of our Board of Directors currently is composed of Neal Douglas, Clifford H. Higgerson and Roger Moore. Our Audit Committee reviews our annual audit and meets with our independent auditors to review our internal accounting procedures and financial management practices. Our Audit Committee held a total of six meetings during 2002.

The Compensation Committee of our Board of Directors currently is composed of Neal Douglas and Roger Moore. Our Compensation Committee makes recommendations concerning salaries, stock options, incentives and other forms of compensation for our directors, officers and other employees, subject to ratification by our full Board of Directors. Our Compensation Committee is also empowered to administer our various stock plans. Our Compensation Committee held a total of five meetings during 2002.

Our Board of Directors does not have a nominating committee or any committee performing such function.

Director Compensation

Until July 2001, our outside directors received a $12,000 one time retainer fee and $1,200 for each board meeting attended plus $500 for each committee meeting attended and were reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of our Board of Directors or any committee of the Board of Directors. Director compensation was as follows:

Director	2001	2002
Neal Douglas	$2,900	$—
Clifford H. Higgerson	2,400	—
George Middlemas	2,400	—
Roger H. Moore	2,900	—

	$10,600	$—

On October 30, 2002 and on July 31, 2001, our outside directors each received an option to purchase 15,000 shares of our common stock in lieu of cash fees for attending meetings of our Board of Directors or any committee of our Board of Directors. These options vest monthly in equal installments over the twelve month periods ending October 30, 2003 and July 31, 2002, respectively. Our outside directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of our Board of Directors or any committee of our Board of Directors. In the event a director is removed from the Board within twelve months of a change of control for reasons other than cause, all remaining unvested options held by that director become fully vested. Our directors also are eligible to receive additional discretionary option grants pursuant to our 1998 Stock Plan, and our employee directors are also eligible to participate in our 1998 Employee Stock Purchase Plan.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee of our Board of Directors are Messrs. Douglas and Moore. None of the members of our Compensation Committee is currently or has been, at any time since our formation as a company, one of our officers or employees. During 2002, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors.

Required Vote

If a quorum is present and voting, the two nominees for director receiving the highest number of votes will be elected to our Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “Record Date and Voting—Quorum; Abstentions; Broker Non-Votes.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors to audit our financial statements for our fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand LLP) has audited our financial statements since 1992. Our Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, our Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at our Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees.    PricewaterhouseCoopers LLP’s fee for its audit of the Company’s annual financial statements for the most recent fiscal year and its review of the Company’s quarterly financial statements for that fiscal year was $287,400.

Financial Information Systems Design and Implementation Fees.    The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the 2002 fiscal year.

All Other Fees.    PricewaterhouseCoopers LLP’s fees for services rendered in fiscal 2002 that are not described above were $246,500.

Required Vote

Although stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP since our Board of Directors has the responsibility for selecting auditors, our Board of Directors has conditioned its appointment of our independent auditors upon the receipt of the affirmative vote of a majority of the votes duly cast at our Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

OTHER INFORMATION

Executive Officers

In addition to Mr. D’Auria, our executive officers or persons chosen to be executive officers are as follows:

Name	Age	Position

Craig Bender	60	Vice President of New Market Development

Mark Carpenter	42	Vice President of Marketing

Randall Gausman	53	Vice President, Finance and Administration, Chief Financial Officer and Secretary

Douglas Shafer	43	Vice President, Finance and Administration, Chief Financial Officer and Secretary

Craig Bender has served as our Vice President of New Market Development since June 1997. Prior to that time, Mr. Bender was with Integrated Network Corporation where he served as Vice President of Marketing from 1988 to 1992, as Vice President of International Business Development from 1992 to 1996 and as Vice President of Integrated Network Corporation’s DAGAZ division until 1997. Mr. Bender holds a B.S.E.E. from Syracuse University, an M.S.E.E. from the University of California at Los Angeles and an AT&T-sponsored Executive M.B.A. from Pace University.

Mark Carpenter has served as our Vice President of Marketing since January 2003. From January 2001 to December 2002, Mr. Carpenter served as our Executive Vice President of Product Development and Marketing. From March 2000 to December 2000, Mr. Carpenter was our Vice President of Marketing. From January 1999 to March 2000, Mr. Carpenter was Senior Director of Marketing, New Desktop Product Marketing at Compaq Computer Corporation. From March 1997 to December 1998, Mr. Carpenter was Director of Engineering, Internet and Home Networking at Compaq. Prior to that time, Mr. Carpenter was Senior Manager, Emerging Products, in the Consumer Division of IBM Corporation from January 1996 to March 1997, and Lead Architect, Embedded Network Systems, at IBM from January 1994 to January 1996. Mr. Carpenter holds a B.S. in Computer Science from Worcester Polytechnic Institute.

Randall Gausman began serving as our Vice President, Finance and Administration, Chief Financial Officer and Secretary on April 30, 2003. From April 2002 to March 2003, Mr. Gausman was a financial consultant and acting chief financial officer for several technology companies. Mr. Gausman served as our acting Chief Financial Officer from September 2002 until November 2002. From July 2001 to March 2002, Mr. Gausman served as Chief Financial Officer for iBEAM Broadcasting Corporation. From November 1996 to April 2001, Mr. Gausman served as Chief Financial Officer and Secretary for Zantaz, Inc. Mr. Gausman holds a B.S. in Finance and an M.B.A. from the University of Southern California.

Douglas Shafer served as our Vice President, Finance and Administration, Chief Financial Officer and Secretary from November 7, 2002 until April 30, 2003. From April 2000 to November 2002, Mr. Shafer served as President, Chief Executive Officer and Chief Financial Officer of VideoTele.com, which merged with a wholly-owned subsidiary of the Company on November 7, 2002. From January 2000 to April 2000, Mr. Shafer served as President and Chief Financial Officer of VideoTele.com. From 1981 to January 2000, Mr. Shafer served in a variety of key management positions in the U.S. and Europe for Tektronix (previously the parent company of VideoTele.com), including President of Americas Operations, Vice President and Treasurer, Assistant Treasurer, European Finance Manager, and Cash and Credit Manager for Tektronix Germany. Mr. Shafer holds a B.S. in Finance from Portland State University and an M.S. in Business from the University of Oregon.

Our executive officers are appointed by the board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2003 certain information with respect to the beneficial ownership of our common stock as to:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	our Chief Executive Officer and each of our four other most highly compensated executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the table is based on 19,805,041 shares of common stock outstanding as of March 31, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. If any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

Unless otherwise indicated below, each person or entity named below has an address in care of our principal executive offices.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Ownership
5% Beneficial Owner

Kopp Investment Advisors, Inc.(1)	5,339,750	27.0%

Tektronix, Inc.	3,283,597	16.6

Officers and Directors

Salvatore D’Auria(2)	796,334	4.0%
Craig Bender(3)	62,199	*
Mark Carpenter(4)	170,624	*
Neal Douglas(5)	38,666	*
Clifford H. Higgerson(6)	68,427	*
George M. Middlemas(7)	66,651	*
Douglas Shafer(8)	—	*
Roger H. Moore(9)	41,666	*
All officers and directors as a group (9 persons)(10)	1,256,567	6.3%

*	Less than 1%.
(1)

The address of record for Kopp Investment Advisors is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. Information is based on a Schedule 13D filed with the Securities and Exchange Commission on November 6, 2002. Kopp Investment Advisors, Inc. (KIA) reported sole voting power over 2,553,500 shares, sole dispositive power over 1,765,000 shares and shared dispositive power over 2,552,250 shares. KIA is wholly owned by Kopp Holding Company (KHC), which is wholly owned by Mr. LeRoy C. Kopp. KHC reported beneficial ownership of 4,317,250 shares. Mr. Kopp reported beneficial ownership of 5,339,750 shares, of which he reported sole voting power over 1,022,500 shares and sole dispositive power over 1,022,500. Kopp Emerging Growth Fund (KEGF) is a registered investment company and a client of KIA. KEGF reported beneficial ownership 1,620,000 shares.
(2)	Includes indirect ownership of 250 shares held in trust for Mr. D’Auria’s children. Also included are 250 shares held in trust by other relatives of Mr. D’Auria, of which Mr. D’Auria disclaims beneficial ownership. This number of shares beneficially owned also includes 764,407 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(3)	Includes 56,350 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(4)	Consists of 170,624 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(5)	Includes 38,666 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(6)	Includes 38,666 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(7)	Includes 17,185 shares held by Elkhorn, L.P. and 9,800 shares held by Horatio, L.P. Mr. Middlemas is a general partner of each of these entities. Mr. Middlemas disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein. Also includes 38,666 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(8)	Douglas Shafer no longer serves as our Vice President, Finance and Administration, Chief Financial Officer and Secretary as of April 30, 2003.
(9)	Includes 40,666 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003.
(10)	Includes 1,156,045 shares issuable pursuant to options or rights exercisable within 60 days of March 31, 2003. Includes shares beneficially owned by all officers and directors as of March 31, 2003, including both Douglas Shafer and Randall Gausman. Mr. Gausman began serving as our Vice President, Finance and Administration, Chief Financial Officer and Secretary as of April 30, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following table sets forth the compensation earned by our Chief Executive Officer and our other most highly compensated executive officers for services to us in all capacities during each of the years ended December 31, 2002, 2001 and 2000:

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other (1)			Securities Underlying Options	All Other Compensation
Salvatore D’Auria President and Chief Executive Officer	2002 2001 2000	$333,750 323,558 249,519		$101,250 90,000 140,625	$	— 19,928 —	(2)	130,000 500,000 67,000	$	— — —
Craig Bender Vice President of New Market Development	2002 2001 2000	138,624 138,454 131,770		6,344 7,334 10,563		— — —		45,000 25,000 —		— — —
Mark Carpenter Executive Vice President of Product Development and Marketing	2002 2001 2000	189,981 183,923 153,597		18,750 27,334 18,638		— — —		90,000 90,000 75,000		37,500 37,500 —	(3) (3)
Douglas Shafer(4) Vice President, Finance and Administration, Chief Financial Officer and Secretary	2002	34,182	(4)	—		—		300,000		—
Marilyn Lobel (5) Formerly Chief Financial Officer and Vice President, Finance	2002 2001 2000	87,258 183,942 128,962		8,700 21,000 59,375		30,834 — —	(6)	25,000 30,000 19,000		— — —
Ian Moir(7) Vice President of Technology	2002 2001 2000	137,531 129,425 60,889		7,641 5,806 —		13,753 6,532 —	(7) (7)	70,000 50,000 35,000		— — —

(1)	Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus for the executive officer.
(2)	Consists of $19,928 paid to Mr. D’Auria on January 5, 2001 for excess paid time off (PTO) due to a change in our PTO policy that reduced the maximum number of PTO hours that can be accrued.
(3)	On April 28, 2000, we entered into a loan agreement and secured promissory note with Mr. Carpenter in the amount of $150,000 to be used toward the purchase of Mr. Carpenter’s principal residence. This loan bears no interest and is forgiven at a rate of 25% on April 28, 2001, the first year anniversary date, and 25% on each subsequent yearly anniversary date through April 28, 2004. This loan forgiveness is contingent upon Mr. Carpenter’s continued employment. The outstanding principal on the loan is due on April 28, 2004. Pursuant to the terms of this loan agreement, we forgave $37,500 of this loan on April 28, 2003, April 28, 2002 and April 28, 2001. Therefore, the remaining outstanding principal on this loan as of the date of this proxy is $37,500.
(4)	Mr. Shafer joined our Company on November 7, 2002 with the acquisition of VideoTele.com. Effective April 30, 2003, Mr. Shafer no longer serves as our Vice President, Finance and Administration, Chief Financial Officer and Secretary.
(5)	Ms. Lobel resigned on July 1, 2002.
(6)	Consists of a severance payment to Ms. Lobel in the amount of $30,834.

(7)	As of November 7, 2002, Mr. Moir is no longer an executive officer but remains employed by our wholly-owned foreign subsidiary, Tut Systems UK, Ltd. Effective July 2001, all eligible employees of this subsidiary are eligible to participate in our UK group personal pension plan (a defined contribution plan) (the “Plan”) to which we contribute 10% of the employee’s annual compensation to the participating employee’s Plan account. Plan contributions of $13,753 and $6,532 were made to Mr. Moir’s Plan account during 2002 and 2001.

Stock Option Information.

The following table sets forth certain information for the year ended December 31, 2002 with respect to each grant of stock options to our Chief Executive Officer and our other most highly compensated executive officers:

Option Grants During the Year Ended December 31, 2002

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (6)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2002 (4)	Exercise Price Per Share (5)	Expiration Date	5%	10%
Salvatore D’ Auria	130,000	(1)	5.6%	$1.79	4/12/2012	$146,344	$370,864
Craig Bender	20,000	(2)	0.9%	1.45	3/1/2012	18,238	46,219
	25,000	(3)	1.1%	1.41	11/14/2012	22,169	56,179
Mark Carpenter	43,000	(2)	1.9%	1.45	3/1/2012	39,212	99,370
	7,000	(3)	0.3%	1.45	3/1/2012	6,383	16,176
	40,000	(3)	1.7%	1.41	11/14/2012	35,470	89,887
Douglas Shafer	300,000	(3)	13.0%	1.41	11/14/2012	266,022	674,153
Marilyn Lobel	25,000	(2)	1.1%	1.45	3/1/2012	22,169	56,179
Ian Moir	30,000	(2)	1.3%	1.45	3/1/2012	27,357	69,328
	40,000	(3)	1.7%	1.41	11/14/2012	35,470	89,887

(1)	The options vest as to 1/12th of the total number of shares subject to the option each month following the date of grant.
(2)	The options vest as to 1/10th of the total number of shares subject to the option each month following the date of grant.
(3)	50% of the shares subject to the option vest one year following the date of grant. The remaining 50% vest as to 1/24th of the shares each month beginning one year from the date of grant.
(4)	In 2002 the Company granted employees options to purchase an aggregate of 2,311,417 shares of our common stock. This total does not include options granted to non-employees of the Company, such as directors and consultants.
(5)	The exercise price per share of each option was equal to the fair value of our common stock based on the closing price per share of our common stock as quoted on the Nasdaq National Market on the trading day immediately prior to the date of grant.
(6)	In accordance with the rules of the Securities and Exchange Commission, shown are the gains or “options spreads” that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock.

Aggregate Option Exercises and Option Values.

The following table sets forth information with respect to our Chief Executive Officer and our other most highly compensated executive officers concerning option exercises for the fiscal year ended December 31, 2002 and exercisable and unexercisable options held as of December 31, 2002:

	Number of Shares Acquired on Exercise		Number of Securities Underlying Unexercised options December 31, 2002		Value of Unexercised in-the-money options December 31, 2002 (1)
Name		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Salvatore D’ Auria	—	—	648,989	284,420	$32,768	—
Craig Bender	—	—	51,558	29,792	6,360	—
Mark Carpenter	—	—	149,269	105,731	—	—
Douglas Shafer	—	—	—	300,000	—	—
Marilyn Lobel	—	—	—	—	—	—
Ian Moir	—	—	77,393	77,607	—	—

(1)	The fair market value of our common stock based on the closing price of our common stock as quoted on the Nasdaq National Market on December 31, 2002 was $1.26 per share.

EQUITY COMPENSATION PLAN SUMMARY

Plan	Number of securities to be issued upon exercise of outstanding options as of December 31, 2002	Weighted average exercise price of outstanding options	Numbers of securities remaining available for future issuance under equity compensation plans as of December 31, 2002
Equity compensation plans approved by stockholders(1)	1,973,090	$5.90	184,007
Equity compensation plans not approved by stockholders(2)	2,231,008	$5.61	371,673

Totals	4,204,098		555,680

(1)	Includes the 1992 Stock Plan (outstanding options to purchase 143,131 shares with a weighted average exercise per share of $2.00) and the 1998 Stock Plan (options to purchase 1,829,959 shares with a weighted average exercise per share of $6.20).
(2)	Includes the 1999 Nonstatutory Stock Option Plan (outstanding options to purchase 2,156,008 shares with a weighted average exercise per share of $4.02) and a non-qualified stock option grant (to purchase 75,000 shares at $51.25 per share). In December 1999, the Board of Directors adopted the 1999 Nonstatutory Stock Option Plan under which the Company currently may grant nonstatutory stock options and stock purchase rights to employees and consultants, but not to officers and directors of the Company.

CERTAIN TRANSACTIONS

On April 28, 2000, we entered into a loan agreement and secured promissory note with Mark Carpenter, our Executive Vice President of Product Development and Marketing, in the amount of $150,000, which was used toward the purchase of Mr. Carpenter’s principal residence. This loan bears no interest and is forgiven at a rate of 25% on April 28, 2001, the first year anniversary date, and is forgiven as to 25% on each subsequent yearly anniversary date through April 28, 2004. This loan forgiveness is contingent upon Mr. Carpenter’s continued employment with the Company. The loan will also be forgiven as a result of constructive termination of Mr. Carpenter within the first twelve months following a change of control. The outstanding principal on the loan is due on April 28, 2004. Pursuant to the terms of this loan agreement, we forgave $37,500 of this loan on each of April 28, 2003, April 28, 2002 and April 28, 2001. Therefore, the remaining outstanding principal on this loan as of the date of this proxy is $37,500.

During 2002, we granted options to certain of our executive officers and directors. We intend to grant options to our executive officers and directors in the future.

We have entered into indemnification agreements with our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

In November 2002, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) between Tut Systems, Tiger Acquisition Corp., Tektronix, Inc. (“Tektronix”) and VideoTele.com, Inc. (“VTC”), a wholly-owned subsidiary of Tektronix, we acquired VTC from Tektronix (the “Merger”) for approximately $7,155,000 consisting of an aggregate of approximately 3.3 million shares of our common stock valued at approximately $3,612,000, acquisition related expenses consisting primarily of legal and other professional fees of approximately $320,000, a note payable to Tektronix in the principal amount of $3,223,000. Pursuant to the terms of the Merger Agreement, Tektronix became the holder of more than 5% of our common stock. In connection with the Merger, (i) Tut Systems and Tektronix entered into a Standstill and Disposition Agreement regarding the disposition and voting of shares of our stock held by Tektronix; (ii) Tut Systems issued a Subordinated Promissory Note to Tektronix in the principal amount of $3,223,000 which bears interest at a rate of 8% per year; (iii) VTC and Tektronix entered into a Cross-License Agreement pursuant to which each party granted to the other a royalty-free license for certain technology; and (iv) Tut Systems and Tektronix entered into a Transition Services Agreement regarding services to be provided by Tektronix to Tut Systems.

Pursuant to the terms of the Executive Severance Agreement dated October 21, 2002 by and between VTC and Douglas Shafer, who was the former President, Chief Executive Officer and Chief Financial Officer of VTC and, in connection with the Merger, became our Vice President, Finance and Administration, Chief Financial Officer and Secretary, Mr. Shafer will receive $225,000 (the “Bonus”) if he does not voluntarily terminate his employment with us during the six months following the closing of the Merger or such shorter transition period specified in writing by the Company. Effective April 30, 2003 Mr. Shafer no longer serves as the Company’s Vice President, Finance and Administration, Chief Financial Officer and Secretary, and the Company and Mr. Shafer are in the process of negotiating which payments, including payment of the Bonus, and other benefits Mr. Shafer may receive, if any.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. It also administers the Company’s employee stock benefit plan for executive officers. The Compensation Committee is currently composed of independent, non-employee directors who, except as disclosed under “Compensation Committee Interlocks and Insider Participation,” have no interlocking relationships as defined by the Securities and Exchange Commission.

The Compensation Committee believes that the compensation of the executive officers, including that of the Chief Executive Officer (collectively the “Executive Officers”), should be influenced by the Company’s performance. The Compensation Committee establishes the salaries and bonuses of all of the Executive Officers by considering (i) the Company’s financial performance for the past year, (ii) the achievement of certain objectives related to the particular Executive Officer’s area of responsibility, (iii) the salaries and bonuses of executive officers in similar positions of comparably-sized companies and (iv) the relationship between revenue and executive officer compensation. The Compensation Committee believes that the Company’s executive officer salaries and bonuses in 2002 were comparable in the industry for similarly-sized businesses.

In addition to salary and bonus, the Compensation Committee, from time to time, grants options to Executive Officers. The Compensation Committee thus views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to the Company’s stock price, the Compensation Committee believes that options motivate Executive Officers to manage the Company in a manner, which will also benefit stockholders. As such, options are granted at the current market price. One of the principal factors considered in granting options to an Executive Officer is the Executive Officer’s ability to influence the Company’s long-term growth and profitability.

Compensation Committee of the Board of Directors

Neal Douglas

Roger H. Moore

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Pursuant to the Audit Committee Charter adopted by the Board of Directors, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with the Company’s management, including a discussion regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed the judgments of PricewaterhouseCoopers LLP, the Company’s independent auditors who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States of America, as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as modified or supplemented. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board in Standard No. 1 (Independence Discussion with Audit Committee), as modified or supplemented, which the Audit Committee received from PricewaterhouseCoopers LLP.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held six meetings during 2002.

The fees billed to the Company by PricewaterhouseCoopers LLP for fiscal year 2002 were as follows:

Audit Fees.    PricewaterhouseCoopers LLP’s fee for its audit of the Company’s annual financial statements for the most recent fiscal year and its review of the Company’s quarterly financial statements for that fiscal year was $287,400.

Financial Information Systems Design and Implementation Fees.    The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the 2002 fiscal year.

All Other Fees.    PricewaterhouseCoopers LLP’s fees for services rendered in fiscal 2002 that are not described above were $246,500.

The Audit Committee has considered whether the provision of the services included in the category “All Other Fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Board of Directors also has determined that none of the directors who serve on the Audit Committee has a relationship to the Company that may interfere with his independence from the Company or its management. Consequently, each director who serves on the Audit Committee is “Independent” for purposes of the National Association of Securities Dealers listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved such recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2003.

Submitted by the Audit Committee

Neal Douglas

Clifford H. Higgerson

Roger H. Moore

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. and the Electronics Component Index. The graph assumes that $100 was invested on January 29, 1999, the date of our initial public offering, in our common stock, the Nasdaq Stock Market Index-U.S. and the Electronics Component Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

The Company used the Electronics Component Index for comparative purposes in the current year because the industry index that was used in prior years, the Hambrecht & Quist Technology Index, was discontinued in March 2002. As a result, as required by applicable SEC rules, the graph below includes performance data for the Hambrecht & Quist Technology Index through December 2001, the last period measured by the Hambrecht & Quist Technology Index.

Total Return Analysis
	1/29/99	12/31/99	12/29/00	12/31/01	12/31/02
Tut Systems	$100.00	$93.26	$14.35	$4.04	$2.19
Electronic Components Index	$100.00	$160.11	$131.58	$89.66	$48.03
Nasdaq Composite Index	$100.00	$161.96	$97.50	$77.35	$53.47
H & Q Technology Index	$100.00	$196.11	$127.00	$88.79	N/A

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). In 2002, Craig Bender and Ian Moir each filed on a late basis one Form 4 for one transaction each, and Mark Carpenter filed on a late basis one Form 4 for two transactions. In 2003, Douglas Shafer filed on a late basis a Form 3, which report included stock options granted to Mr. Shafer on November 14, 2002. The Company expects that Mr. Shafer will be filing an amended Form 3 to reflect his holdings as of November 7, 2002, the date of his appointment as Chief Financial Officer, and a Form 4 to report the stock options granted to Mr. Shafer on November 14, 2002. Other than as set forth above and based solely on our review of copies of such forms we received, or on written representations from certain reporting persons that no other reports were required for such persons, we believe that during 2001 all of the Section 16(a) filing requirements applicable to our executive officers, directors and 10% stockholders were complied with.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Proposals of our stockholders that are intended to be presented by such stockholders at our next Annual Meeting of Stockholders to be held in 2004 must be received by us no later than December 5, 2003 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice to our Secretary at least 90 days in advance of the annual or special meeting, which notice must contain certain specified information concerning the matters to be brought before such meeting and the stockholder proposing such matters. In the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A copy of the full text of the Bylaw provision discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Tut Systems, Inc., 5200 Franklin Drive, Suite 100, Pleasanton, California 94588.

If a stockholder intends to submit a proposal at the next annual meeting of stockholders, which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to us in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than February 20, 2004. If a stockholder does not comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the next annual meeting of stockholders.

FORM 10-K

The Company will provide without charge to any stockholder, upon the stockholder’s written request, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Requests should be sent to Tut Systems, Inc., 5200 Franklin Drive, Suite 100, Pleasanton, California 94588.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares he represents as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope that has been provided.

By Order of the Board of Directors

Salvatore D’Auria

Chairman, President and Chief Executive Officer

Pleasanton, California

Dated: April 30, 2003

PROXY

TUT SYSTEMS, INC.

5200 Franklin Drive

Suite 100

Pleasanton, California 94588

Annual Meeting of Stockholders June 4, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TUT SYSTEMS, INC.

I hereby appoint Salvatore D’Auria, as proxyholder, with the full power of substitution and resubstitution, and hereby authorize him to represent me and to vote for me as designated below, at the annual meeting (the (“Annual Meeting”) of Tut Systems, Inc., a Delaware corporation (the “Company”), to be held on June 4, 2003, at 10:00 a.m., local time, at the Four Points Sheraton, 5115 Hopyard Road, Pleasanton, California, and at any postponement or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed below, or if no direction is indicated below, in accordance with the recommendation of the Board of Directors on each proposal. This proxy will be voted, in the discretion of the proxyholder, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please mark, sign, date and return this card promptly using the enclosed return envelope.

Annual Meeting of Stockholders

TUT SYSTEMS, INC.

June 4, 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING:

(1) The election of Director: FOR ALL	WITHHOLD AUTHORITY	*EXCEPTIONS
The nominees listed below	to vote for nominees listed below
☐	☐	☐

Nominees: Neal Douglas and George Middlemas

(INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND WRITE THAT NOMINEES NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS:

(2)	The proposal to ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2003 fiscal year:

FOR	AGAINST	ABSTAIN
☐	☐	☐

The undersigned hereby acknowledges receipt of the Proxy Statement dated April 30, 2003 and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED SELF-ADDRESSED AND POSTMARKED ENVELOPE)

Signature(s)	Name (Please Print)	Dated: , 2003

NOTE:

Sign exactly as your name appears on the stock certificate. A corporation is requested to have its President or other officer sign its name, with the office held designated. Executives, administrators, trustees, etc., are requested to so indicate when signing. If stock is registered in two names, both should sign.